Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the statement on this amended Schedule 13D with respect to the shares of Common Stock of Nature’s Miracle Holding Inc. dated as of July 28, 2025 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Tie (James) Li

By:	/s/ Tie (James) Li

Big Lake Capital, LLC

By:	/s/ Tie (James) Li
Managing Member